Exhibit 10.3

SEPARATION OF EMPLOYMENT

AND CONSULTING AGREEMENT

This Separation of Employment and Consulting Agreement (this “Agreement”) is made as of the 19th day of February 2010, by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business of 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 (the “Corporation”) and Christy L. Shaffer (the “Executive”).

WHEREAS, the Corporation currently employs the Executive as the President and Chief Executive Officer of the Corporation;

WHEREAS, the Executive desires to resign from her position as President and Chief Executive Officer of the Corporation, as well as her position as a member of the Board of Directors of the Corporation (the “Board”), and simultaneously therewith to enter into this Agreement with the Corporation effective February 22, 2010 (the “Effective Date”);

WHEREAS, the Corporation desires to obtain from the Executive, and the Executive desires to provide to the Corporation, consulting services for a period of two (2) years following the Effective Date;

WHEREAS, the Executive and the Corporation mutually desire to: (i) establish the terms and conditions of the Executive’s post-employment consultancy, and (ii) amend, ratify and confirm the rights and obligations of the Corporation and the Executive as set forth in the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, entered into by the Corporation and the Executive on February 10, 2000 (the “Non-Compete Agreement”), which is attached hereto as Exhibit A; and

WHEREAS, in consideration of the foregoing objectives, the Executive and the Corporation wish to enter into this Agreement.

IT IS HEREBY AGREED, by and between the Executive and the Corporation as follows:

1.	Resignation. As of the Effective Date, Executive hereby resigns from her position as President and Chief Executive Officer of the Corporation, and from her position as a member of the Board and all Board committees.

2.	Consultancy.

(a)	For a period of twenty-four (24) months beginning simultaneously with and continuing uninterrupted immediately following the Effective Date (the “Consulting Period”), the Executive shall (i) perform consulting services reasonably requested by the Corporation (the “Services”) and as mutually agreed to by Executive and the Corporation and (ii) report directly to the Corporation’s Chief Executive Officer. In performing the Services, the Executive agrees to be available for meetings from time to time at the principal executive offices of the Corporation at such times as shall be mutually agreed by the parties.

(b)

During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of the Corporation or any affiliate of the Corporation. The Corporation acknowledges that at all times during the Consulting Period, the Executive shall be a “Key Advisor” as such term is defined in the Corporation’s 2005 Equity Compensation Plan (the “2005 Plan”)

(c)	The obligations of the Corporation under this Agreement are subject to and contingent upon the Executive continuing to be willing to provide the Services in a consulting capacity to the Corporation from the date hereof until the expiration of the Consulting Period. The failure of the Corporation and Executive to mutually agree upon an action or event or other provision of this Agreement shall not be a cause for termination hereof.

3.	Compensation. In consideration of the Executive’s execution of this Agreement, and her agreement to be legally bound by its terms, the Corporation will provide Executive the following compensation:

(a)

Consulting Payments; Reimbursement. The Executive shall be paid as follows during the Consulting Period for the provision of the Services (collectively, the “Consulting Payments”): (i) Forty Nine Thousand Three Hundred Ninety Three dollars and Ninety Eight cents ($49,393.98) for the period ending on March 31, 2010, (ii) One Hundred Sixteen Thousand Nine Hundred Eighty-Five dollars and seventy-five cents ($116,985.75) for each of the seven calendar quarters commencing with the fiscal quarter ending June 30, 2010 and finishing with the fiscal quarter ending December 31, 2011, and (iii) Sixty Seven Thousand Five Hundred Ninety One dollars and Seventy Seven cents ($67,591.77) for the period ending on February 21, 2012. Each such Consulting Payment shall be made no later than the 30th day following the end of the applicable fiscal quarter (including, for purposes of clarity, the final payment, which shall be paid no later than April 30, 2012). In addition, the Corporation will reimburse the Executive for necessary and reasonable out-of-pocket business expenses incurred in connection with the performance of Services. All such expenses shall be supported by receipts. Upon receipt by Corporation of all such receipts, Corporation shall promptly reimburse Executive.

(b)	Separation Payment. The Executive shall be paid nine hundred eighty-two thousand six hundred eighty dollars ($982,680) (the “Separation Payment”). The Separation Payment shall be paid to the Executive in a lump sum on the first business day following the expiration of the Revocation Period (as defined below).

(c)	Stock Award. The Corporation shall grant to the Executive a stock award pursuant to the terms of the 2005 Plan for 100,000 shares of the Corporation’s common stock (the “Stock Award”). The Stock Award shall be made under a separate Stock Award Grant Agreement, substantially in the form attached hereto as Exhibit B. The Stock Award shall be granted on the first business day following the expiration of the Revocation Period and be fully vested upon the grant date.

(d)

Option Award. The Corporation shall grant to the Executive an option to purchase 100,000 shares of the Corporation’s common stock pursuant to the terms of the 2005 Plan (the “Option”). The Option shall be made under a separate Option Award Grant Agreement, substantially in the form attached hereto as Exhibit C. The Option shall be issued on the first business day following the expiration of the Revocation Period. The Option shall be fully vested and exercisable on the date of grant and shall expire on the third anniversary of the grant date. The Corporation and the Committee, as defined under the 2005 Plan, acknowledge that no lapse in service or termination of employment has occurred under the 2005 Plan and no time has expired between the Executive’s employment term and the term of this Agreement. The Corporation and the Committee further acknowledge that Executive’s service under this Agreement qualifies Executive as a Key Advisor under the 2005 Plan.

(e)	Acceleration. The outstanding unvested stock options granted to the Executive as set forth on Exhibit D shall become fully vested and exercisable as of the first business day following the expiration of the Revocation Period (such options being referred to as the “Modified Options”). The outstanding unvested restricted stock units awarded to the Executive set forth on Exhibit E shall become fully vested simultaneously with the expiration of the Revocation Period (such restricted stock units being referred to as the “Modified RSUs”). The Corporation and the Committee acknowledge that no termination of employment as defined under the Plan has occurred and shall not occur until the expiration or termination of this Agreement or any extensions hereof. The post-termination exercise period for (i) each Modified Option and (ii) all other outstanding vested stock options granted to the Executive (such options being referred to as the “Vested Options”) as of the date of this Agreement shall be extended to the earlier of (x) the third anniversary of the Effective Date, and (y) the date of expiration of the respective option. This Agreement shall be deemed to be an amendment to each of the Modified Options and Modified RSUs. Except as specifically provided for in this Agreement, all other terms of the Modified Options, Modified RSUs and Vested Options shall remain unchanged. Notwithstanding the foregoing, the Executive acknowledges and agrees that all outstanding stock options granted to the executive prior to the date hereof that are not Modified Options, as set forth on Exhibit F, shall be terminated as of the Effective Date.

(f)	Other Reimbursement of Expenses. The Executive shall be paid any unpaid business-related expenses incurred by the Executive and substantiated to Corporation, but not reimbursed to the Executive as of the Effective Date.

(g)	Payments After Revocation Period. Notwithstanding anything to the contrary, (i) no amount of the Consulting Payments or the Separation Payment shall be paid, (ii) neither the Option nor the Stock Award shall be granted, and (iii) the changes to the Modified Options, the Modified RSUs or the Vested Options shall become effective prior to the expiration of the Revocation Period without revocation.

(h)	No Additional Consideration. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees (as defined below) do not have, and will not have, any obligation to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms and other than the Release Exclusions (as defined below). The Executive further agrees and acknowledges that she is owed no additional payments from the Corporation beyond what is due to her under this Agreement.

(i)

Taxes. The Executive shall be responsible for all federal, state, and local taxes for the payments and benefits for the Consulting Payments provided pursuant to this Agreement. For purposes of the Consulting Payments, the Executive certifies that the Social Security Number that the Company has on file is correct and acknowledges that the Corporation shall rely upon the foregoing certification in filing certain documents and instruments required by law in connection with the

Consulting Payments, including when applicable, a Form 1099. With regard to payments other than the Consulting Payments, the Corporation may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Corporation is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under this Agreement other than the Consulting Payments, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive.

4.	Release of Claims.

(a)	In consideration of the promises of the Corporation set forth herein, the Executive, and her heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably agrees that the Executive’s employment with the Corporation will terminate on the Effective Date and hereby REMISE, RELEASE and FOREVER DISCHARGE Corporation and any individual or organization related to the Corporation and against whom or which the Executive could assert a claim, including any and all affiliates, and their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter referred to collectively as “Releasees”), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which she had, has, or may have against Releasees from the beginning of the Executive’s employment or other service with the Corporation or the Executive’s ownership of Corporation common stock to the Effective Date arising from or relating in any way to the Executive’s relationship to the Corporation as an employee, other service provider or shareholder and the termination of her employment relationship with the Corporation, other than the Release Exclusions (as hereinafter defined), including without limitation claims under the North Carolina Equal Employment Practices Act, N.C.G.S.A. § 143 et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act 29 U.S.C. § 1001 et seq., the Age Discrimination in Employment Act, as amended 29 U.S.C. § 621 et seq. (the “ADEA”), any other claim under any Federal, state, or local common law, statutory or regulatory provision, now or hereafter recognized, and all claims for counsel fees and costs. The Executive agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding arising from or relating in any way to the Executive’s relationship to the Corporation as an employee and the termination of her employment relationship with the Corporation, the Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding. This release does not give up the Executive’s rights, if any, to the following claims that the Executive has or may have (the “Release Exclusions”): (i) to seek indemnification pursuant to applicable state law and the Corporation’s By Laws; (ii) to seek coverage under directors’ and officers’ liability insurance policies maintained or required to be maintained by the Corporation (iii) any action by the Executive unrelated to her employment and the termination thereof; and (iv) to enforce any rights under this Agreement, particularly with respect to the payment of any amount to the Executive described in Section 3 of this Agreement.

(b)

The Corporation and its officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Corporation Releasing

Parties”), for and in consideration of the release of the Executive under subpart (a) of this Section 4 of this Agreement, and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, her assigns, heirs, executors and administrators (hereinafter, collectively included in the term, “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment or other service with the Corporation or the Executive’s ownership of Corporation common stock to the Effective Date arising from or relating in any way to the Executive’s relationship to the Corporation as an employee, other service provider or shareholder and the termination of her employment relationship with the Corporation, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Corporation and the Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to (i) any action by the Executive outside the scope of her employment or (ii) any breach by the Executive of this Agreement or (iii) any breach of the Non-Compete Agreement

(c)	The Executive also agrees that the payments in Section 2 of this Agreement are in full satisfaction of any liability or obligation of the Corporation to the Executive.

5.	Confidentiality, Invention Assignment and Non-Competition Agreement.

(a)	The Executive acknowledges her continuing legal obligations under Section 1 through 6 and 7(b) through 7(d) of the Non-Compete Agreement, the terms of which are incorporated herein by reference.

(b)	In addition to the Executive’s ongoing legal obligations under Sections 1 through 6 and 7(b) through 7(d) of the Non-Compete Agreement, and in connection with this Agreement, during the Consulting Period, the Executive shall not directly or indirectly, through any other person, firm, corporation, or other entity (whether as an officer, director, employee, partner, consultant, holder of more than two percent of the outstanding equity or debt of the entity, lender, or in any other manner or capacity) engage in or participate in any business that develops, sells, markets, offers to sell (i) Ophthalmic products that would directly compete with the Corporation’s products and product candidates (including without limitation topical ocular antibiotic products, and product candidates for dry eye and blepharitis); and/or (ii) Cystic Fibrosis products that would directly compete with the Corporation’s products and product candidates (including without limitation ion-channel modulators, and agents that hydrate or clear airways) anywhere in the World. Notwithstanding the foregoing, nothing in this Agreement or in the Non-Compete Agreement shall restrict the Executive from engaging in or participating in non-profit organizations involved in such areas, subject to in all cases, Executive’s continuing compliance with any confidentiality provisions contained in the Non-Compete Agreement. The terms of this Section 5(b) shall supersede any provisions of the Non-Compete Agreement which are in conflict with the provisions hereof.

(c)

In addition to the obligations arising under the Non-Compete Agreement with respect to matters arising during the Executive’s period of employment with the Corporation, during the Consulting Period, the Executive agrees to abide by the requirements under Sections 1 through 6 of the Non-Compete Agreement in relation to all Confidential Information and Inventions (as defined in the Non-Compete Agreement) as to such matters that arise during the Consulting Period, as if such terms and conditions of the Non-Compete Agreement (excepting Section 7(a)) were included herein in their entirety.

6.	Termination.

(a)	The Corporation and the Executive acknowledge that the performances of the promises of each are expressly contingent upon the fulfillment and satisfaction in all material respects of the obligations of the other party as set forth in this Agreement.

(b)	The Corporation shall notify Executive of the Board’s good faith and unanimous determination that the Executive has breached or failed to comply with any material term of this Agreement or upon Executive’s material breach or non-compliance with any surviving terms of the Non-Compete Agreement in either case which would have a material adverse effect on the Corporation taking its operations as a whole. If Executive disputes such allegation, the parties shall submit the controversy to a three person panel, one member selected by Executive and one Member selected by the Corporation and a third member selected by the other two members of the panel. No termination of this Agreement shall be permitted without approval of a majority of the members of the panel. The Corporation and the Executive shall have thirty (30) days to establish the panel and the panel shall have thirty (30) days to make its determination. Notwithstanding the above, in any instance in which any such alleged breach or noncompliance is capable of cure, Executive shall be entitled to notice from the panel of such breach or noncompliance, and Executive shall be provided a thirty (30) day period in which to cure same. Upon cure within such thirty (30) day period, no breach or noncompliance shall be deemed to exist.

7.	Revocation. The Executive has the right to revoke this Agreement for a period of seven days (the “Revocation Period”) following her execution of this Agreement by giving written notice to the Corporation.

8.	Notice. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Corporation, at its principal office, and, if to the Executive, at the address set forth following her signature below. Either party may change such address from time to time by notice to the other.

9.

D&O Insurance Policy. To the extent reasonably practicable, the Corporation shall for a period of not less than six (6) years maintain directors’ and officers’ liability insurance policies as necessary to ensure that the Executive remains covered as a former officer and director under such policies with respect to her services as an officer and director of the Corporation. The Corporation hereby agrees that Executive shall, for such six (6) year period, continue to be eligible for any and all reimbursement of expense provisions and advancement of expense provisions under the Corporation’s Certificate of Incorporation, Bylaws and any

directors’ and officers’ liability policy as if she were a sitting member of the Corporation’s Board of Directors.

10.	Acknowledgements.

(a)	The Corporation and the Executive agree and acknowledge that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by either party.

(b)	The Executive represents that any and all documents containing confidential information of the Corporation will be returned to the Corporation upon the expiration or termination of the Consulting Period.

(c)	The Executive hereby certifies that she (i) has read the terms of this Agreement, (ii) has been advised by the Corporation to consult with an attorney of her own choice prior to executing this Agreement, (iii) has had an opportunity to do so, and (iv) understands this Agreement’s terms and effects.

(d)	The Executive hereby certifies that neither Releasees nor any representative of Releasees has made any representations to the Executive concerning this Agreement other than those contained herein.

(e)	The Executive acknowledges that she (i) has been informed that this Agreement includes a waiver of claims under the ADEA, and (ii) has the right to consider this Agreement for a period of twenty-one (21) days.

(f)	Executive understands that she has the right to revoke this Agreement for a period of seven (7) days following her execution of this Agreement by giving written notice to the Corporation.

(g)	The Board of Directors of the Corporation has authorized the payments and grants hereunder and the fulfillment of each of the payment, stock grant, option grant and acceleration provisions of this Agreement require no additional action on the part of the Board of Directors or any committee thereof. Appropriate officers of the Corporation have been authorized to finalize any and all documentation required in connection with each of the terms and conditions of this Agreement.

11.	Successors and Assigns. This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries. In the event of the Executive’s death, any amounts accrued and unpaid through the date of death shall be paid to the Executive’s estate, heirs and representatives in accordance with the terms of the Agreement. The Executive may not assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.	Legal Fees. The Corporation hereby agrees to pay the reasonable and customary legal fees of Executive’s counsel in relation to the review of this Agreement.

13.	Entire Agreement.

(a)	This Agreement, the Stock Award Grant Agreement, the Option Award Grant Agreement and the Non-Compete Agreement constitute the complete and entire understanding between the Corporation and the Executive with respect to the matters covered hereunder, and supersede any and all prior agreements and understandings between the Corporation and the Executive to the extent they are inconsistent with this Agreement.

(b)	If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected.

14.	Amendment. This Agreement may be amended or modified at any time by a written instrument executed by both the Corporation and the Executive.

15.	Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

17.	Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

18.	Choice of Law. The provisions of this Agreement shall be governed by the laws of the State of North Carolina, without regard to any choice of law provisions.

[Signature Page to Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Corporation and the Executive have executed the foregoing Agreement on the dates indicated below.

EXECUTIVE

/s/ Christy L. Shaffer
Christy L. Shaffer

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Kenneth B. Lee, Jr.

Name:	Kenneth B. Lee, Jr.

Title:	Chairman of the Board

EXHIBIT A

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND

NON-COMPETE AGREEMENT

(See Attached)

A-1

EXHIBIT B

INSPIRE PHARMACEUTICALS, INC.

2005 EQUITY COMPENSATION PLAN

STOCK AWARD

Inspire Pharmaceuticals, Inc. (the “Company”) has granted to you a Stock Award under the Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”). The terms of the grant are set forth in the Stock Award Grant Agreement provided to you (the “Agreement”). The following provides a summary of the key terms of the grant; however, you should read the entire Agreement, along with the terms of the Plan, to fully understand the grant.

SUMMARY OF STOCK AWARD GRANT

Grantee:	Christy L. Shaffer, Ph.D.

Date of Grant:	[1st day of business following the expiration of the revocation period]

Purchase Price Per Share	$0.00

Vesting Schedule:	100% Vest Upon Date of Grant

Total Number of Shares Granted:	100,000

INSPIRE PHARMACEUTICALS, INC.

2005 EQUITY COMPENSATION PLAN

STOCK AWARD GRANT AGREEMENT

This STOCK AWARD GRANT AGREEMENT (this “Agreement”), dated as of                 , 2010 (the “Date of Grant”), is delivered by Inspire Pharmaceuticals, Inc. (the “Company”), to Christy L. Shaffer, Ph.D. (the “Grantee”).

RECITALS

A. The Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”) provides for stock awards in accordance with the terms and conditions of the Plan. The Company has decided to make a stock award to the Grantee.

B. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Stock Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee 100,000 shares of common stock of the Company, subject to any restrictions set forth below and in the Plan (the “Stock Award”).

2. Vesting. The Stock Award is fully vested upon the Date of Grant.

3. Issuance of Shares.

(a) At the request of the Grantee, the Company shall either issue non-certificated shares or a stock certificate representing the Stock Award, in each case as soon as practicable following the date of this Agreement.

(b) The obligation of the Company to deliver shares shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

4. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

5. Withholding. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant of the Stock Award. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Stock Award by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

6. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

7. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

8. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

9. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Compensation Committee at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina, 27703-8466, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

INSPIRE PHARMACEUTICALS, INC.

By:

Name:

Title:

I hereby accept the grant of Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Christy L. Shaffer
Grantee

Date

EXHIBIT C

INSPIRE PHARMACEUTICALS, INC.

2005 EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION

Inspire Pharmaceuticals, Inc. (the “Company”) has granted you a Nonqualified Stock Option (the “Option”) under the Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”). The terms of the Option are set forth in the Nonqualified Stock Option Grant Agreement provided to you (the “Agreement”). The following provides a summary of the key terms of the Option; however, you should read the entire Agreement, along with the terms of the Plan, to fully understand the Option.

SUMMARY OF NONQUALIFIED STOCK OPTION GRANT

Option Number:

Grantee:	Christy L. Shaffer

Date of Grant:	, 2010

Vesting Schedule:	100% on Date of Grant

Exercise Price Per Share:

Total Number of Options Granted:	100,000

Term/Expiration Date:	Third Anniversary Of Date of Grant

No.

INSPIRE PHARMACEUTICALS, INC.

2005 EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

This NONQUALIFIED STOCK OPTION GRANT AGREEMENT (this “Agreement”), dated as of                      (the “Date of Grant”), is delivered by Inspire Pharmaceuticals, Inc. (the “Company”) to Christy L. Shaffer (the “Grantee”).

RECITALS

A. The Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company. The Company has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 100,000 Shares at an exercise price of $[        ] per Share (the “Exercise Price”). The Option shall become exercisable according to Paragraph 2 below.

2. Exercisability of Option. The Option shall be fully vested and exercisable on the Grant Date.

3. Term of Option. The Option shall have a term of three (3) years from the Date of Grant and shall terminate on the date immediately prior to the third anniversary of the Date of Grant. Notwithstanding the preceding sentence, the Option shall immediately terminate upon a termination of the Consulting Period in accordance with Section 6(b) of the Separation of Employment and Consulting Agreement between the Company and the Grantee dated February [    ], 2010.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. At such time as the Board shall determine, the Grantee shall pay the exercise price (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iii) by such other method as the Company may approve. The Company may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Company deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect, in a form and manner prescribed by the Company, to satisfy any tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Change in Control. The provisions of the Plan applicable to a Change in Control (as defined in the Plan) shall apply to the Option.

6. Restrictions on Exercise. Except as the Company may otherwise permit, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. No Employment or Other Rights. The grant of the Option hereunder shall not confer upon the Grantee any right to be retained by, or to continue in, the employ of or provide services to the Company.

9. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10. Assignment and Transfers. Except as the Committee may otherwise permit, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina, 27703-8466, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

INSPIRE PHARMACEUTICALS, INC.

By:
Name:

Title:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Grantee:	Christy L. Shaffer

Address:

EXHIBIT D

MODIFIED OPTIONS

Inspire Pharmaceuticals, Inc.

Shares Outstanding as of 2/22/2010

Number	Option Date	Expiration Date	Exercise Price	Shares Outstanding
NQ000051	6/4/2002	6/4/2012	$2.76	30,000
NQ000054	6/4/2002	6/4/2012	$2.76	100,000
00002574	5/15/2008	5/14/2015	$3.49	3,313
00002575	5/15/2008	5/14/2015	$3.49	26,187
00003036	11/4/2008	11/3/2015	$3.78	6,761
00003037	11/4/2008	11/3/2015	$3.78	22,739
00003250	3/18/2009	3/17/2016	$3.79	9,219
00003251	3/18/2009	3/17/2016	$3.79	20,281
00003455	5/14/2009	5/13/2016	$3.84	4,790
00003456	5/14/2009	5/13/2016	$3.84	24,710
00002395	3/20/2008	3/19/2015	$3.98	9,219
00002396	3/20/2008	3/19/2015	$3.98	20,281
00002804	8/14/2008	8/13/2015	$4.44	4,917
00002805	8/14/2008	8/13/2015	$4.44	24,583
00003694	8/11/2009	8/10/2016	$4.55	4,917
00003695	8/11/2009	8/10/2016	$4.55	24,583
00001417	8/30/2006	8/29/2013	$5.00	26,208
00001418	8/30/2006	8/29/2013	$5.00	32,792
00003927	11/11/2009	11/10/2016	$5.10	6,761
00003928	11/11/2009	11/10/2016	$5.10	22,739
00001216	1/19/2006	1/18/2013	$5.25	42,485
00001217	1/19/2006	1/18/2013	$5.25	2,515
00002015	8/15/2007	8/14/2014	$5.81	12,292
00002016	8/15/2007	8/14/2014	$5.81	17,208
00002207	11/13/2007	11/12/2014	$6.10	7,262
00002208	11/13/2007	11/12/2014	$6.10	22,238
00001598	3/22/2007	3/21/2014	$6.30	29,500
00001766	5/15/2007	5/14/2014	$6.35	29,500
AM001030	7/13/2005	7/12/2012	$9.42	10,615
AM001031	7/13/2005	7/12/2012	$9.42	79,385

D-1

EXHIBIT E

MODIFIED RSUs

Name	Number	Grant Date	Price	Shares Granted	Shares Vested

Shaffer, Christy L	A00005	7/21/2006	$0.00	50,000	30,000

E-1

EXHIBIT F

TERMINATED OPTIONS

Number	Option Date	Expiration Date	Option Price	Shares Outstanding
AM000590	3/15/2004	3/15/2014	$12.80	32,812
AM000589	3/15/2004	3/15/2014	$12.80	2,188
00000147	6/1/2001	6/1/2011	$13.65	5,000
AM000637	9/28/2004	9/28/2014	$15.65	4,600
AM000638	9/28/2004	9/28/2014	$15.65	30,400
AM000408	10/15/2003	10/15/2013	$20.30	8,658
AM000409	10/15/2003	10/15/2013	$20.30	26,342

F-1